Exhibit 99.1

Montpelier Re Reports Strong Fourth Quarter and Record Full Year

•                  Fully Converted Book Value Per Share of $21.14, a 7.3% increase for the Fourth Quarter and 35% for the Year, a record for the Company

•                  Net Income Reaches $105 Million for the Fourth Quarter and $464 Million for the Year

•                  Achieves Strong Operating ROE of 5.5% for the Fourth Quarter and 17.5% for the Year

HAMILTON, Bermuda , February 16, 2010 — Montpelier Re Holdings Ltd. (NYSE: MRH), a leading provider of short-tail reinsurance and other specialty lines, today reported strong fourth quarter and record full year financial results.

Christopher Harris, President and Chief Executive Officer, said, “The fourth quarter rounds off a record year for the Company.  For the full year, we produced a 35% growth in fully converted book value per share, our primary measure of delivering value to our shareholders, driven by terrific underwriting results and an 11% return on our investment portfolio. While this is a very satisfying result, we will look to build on this success in 2010 by remaining focused on optimizing our use of catastrophe capacity and improving our capital and operating efficiency as the London and U.S. platforms mature.”

The Company reported operating income of $94 million ($1.12 per share) for the fourth quarter and $271 million ($3.13 per share) for the year ended December 31, 2009.  The operating ROE was 5.5% for the quarter and 17.5% for the full year. Net income was $105 million ($1.25 per share) for the fourth quarter and $464 million ($5.36 per share) for the full year. Realized and unrealized gains on investments, foreign exchange and the gain on early extinguishment of debt, which are included in net income, were $11 million for the quarter and $193 million for the full year.

Fully converted book value per share was $21.14 at December 31, 2009, an increase of 7.3% for the quarter and 34.6% for the full year, inclusive of dividends.

The combined ratio was 48.7% for the quarter and 62.2% for the year ended December 31, 2009.  The fourth quarter loss ratio was 11.4%, which includes 15.7 points ($24 million) in favorable releases from prior years’ loss reserves.  The full year loss ratio was 24.2% which includes 13.2 points ($76 million) of favorable prior period loss reserve development.

Net written premiums grew by 28% for the quarter compared to the fourth quarter of 2008, excluding the impact of reinstatement premiums, as the result of the conversion of increased opportunities in the Company’s Lloyd’s and US operations.  For the full year, net premiums written increased by 16%, excluding the impact of reinstatement premiums, driven by growth in the London and US operations and strong property catastrophe rate levels.

Mr. Harris continued, “2009 was a year of several milestones for the Company including Syndicate 5151 generating a full year  profit for the first time. We also established a significant marine capability in London and launched Paladin, a  UK based specialty MGA platform, both of which will drive growth into 2010 and beyond.

The Company repurchased 6,599,038 shares during the full year at an average price of $17.07, of which 5,420,941 shares were repurchased during the fourth quarter at an average price of $17.24 per share. In addition, the Company repurchased a further 1,440,198 shares during January 2010 at an average price per share of $17.33.

Mr. Harris concluded, “We were active buyers of our shares in the fourth quarter and thus far in 2010. Our total capital is currently at the high end of what we require to support our underwriting plans for 2010, and we continue to consider share repurchases a compelling capital management option.”

Please refer to our December 31, 2009 Financial Supplement for more detailed financial information, which is posted on our website at www.montpelierre.bm.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Wednesday, February 17, 2010 at 8:00 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-800-860-2442 (toll free) or 1-412-858-4600 (international). A telephone replay of the conference call will be available through March 4, 2010 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 433731.

(1)          Operating income is a non-GAAP financial measure which represents net income excluding net investment and foreign exchange gains and losses, gain on early extinguishment of debt and extraordinary items. Operating return on equity or “ROE” is based on operating income divided by our average shareholders’ equity for the period.

(2)          Fully converted book value per share at December 31, 2009 is based on shareholders’ equity of $1,728.5 million divided by 81,767,564 common shares (consisting of 79,998,795 shares outstanding plus 1,768,769 shares issuable upon conversion of outstanding share equivalents).  Fully converted book value per share at September 30, 2009 is based on shareholders’ equity of $1,722.2 million divided by 87,049,692 common shares (consisting of 85,208,223 shares outstanding plus 1,841,469 shares issuable upon conversion of outstanding share equivalents).  Fully converted book value per share at December 31, 2008 is based on shareholders’ equity of $1,357.6 million divided by 85,188,323 common shares (consisting of 91,826,704 shares outstanding, less 7,920,000 shares subject to a share issuance agreement that was terminated in the first quarter of 2009, plus 1,281,619 shares issuable upon conversion of outstanding share equivalents).

(3)          The return for the quarter represents the increase in fully converted book value per share from September 30, 2009 ($19.78) to December 31, 2009 ($21.14), after giving effect to a dividend of $0.09 per share. The return for the year represents the increase in fully converted book value per share from December 31, 2008 ($15.94) to December 31, 2009 ($21.14) after giving effect to dividends of $0.315 per share.

Montpelier Re, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities

Litigation Reform Act of 1995:

This earnings release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar importance generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes, in particular catastrophes that are weather-related; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plans of Syndicate 5151 and MUSIC effectively; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modeling techniques; the accuracy of estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our insurance and reinsurance operating subsidiaries; and the impact of foreign currency fluctuation.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Source: Montpelier Re Holdings Ltd.

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	December 31,
	2009		2008
Assets

Fixed maturity investments, at fair value	$2,207.5		$1,706.6
Equity securities, at fair value	167.2		242.3
Other investments	94.1		148.3
Cash and cash equivalents	202.1		260.9
Restricted cash	40.9		7.1
Total investments and cash	2,711.8		2,365.2

Reinsurance recoverable on unpaid losses	69.6		122.9
Reinsurance recoverable on paid losses	44.5		36.4
Premiums receivable	161.5		168.5
Unearned premium ceded	14.7		20.8
Deferred acquisition costs	38.2		28.4
Accrued investment income	14.9		14.0
Unsettled sales of investments	1.5		1.4
Other assets	45.6		40.0
Total Assets	$3,102.3		$2,797.6

Liabilities

Loss and loss adjustment expense reserves	$680.8		$808.9
Debt	331.7		352.5
Unearned premium	215.4		185.2
Insurance and reinsurance balances payable	35.2		43.8
Unsettled purchases of investments	8.6		3.1
Accounts payable, accrued expenses and other liabilities	102.1		46.5
Total Liabilities	1,373.8		1,440.0

Common Shareholders’ Equity

Common shares and additional paid-in capital	1,541.3		1,599.2
Treasury shares, at cost	(32.3)		(23.8)
Retained earnings (deficit)	222.4		(214.6)
Accumulated other comprehensive loss	(2.9)		(3.2)
Total Common Shareholders’ Equity	1,728.5		1,357.6
Total Liabilities and Common Shareholders’ Equity	$3,102.3		$2,797.6

Common shares outstanding (000s) (1)	79,999	sh	83,907	sh
Common and common equivalent shares outstanding (000s) (1)	81,768		85,188

Book value per share:

Book value per share	$21.61		$16.18
Fully converted book value per share	21.14		15.94
Fully converted tangible book value per share	21.08		15.88

(1) Common shares outstanding at December 31, 2008 exclude 7,920,000 shares subject to a share issuance agreement which were not dilutive to our calculations of book value per share at that date.  This agreement was terminated in February 2009.

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Underwriting revenues

Gross premiums written	$79.1	$72.6	$634.9	$620.1
Reinsurance premiums ceded	(4.9)	0.9	(32.7)	(78.9)
Net premiums written	$74.2	$73.5	$602.2	$541.2

Gross premiums earned	$163.1	$155.1	$613.5	$607.0
Earned reinsurance premiums ceded	(8.3)	(20.3)	(40.3)	(78.5)
Net premiums earned	154.8	134.8	573.2	528.5

Underwriting expenses

Loss and loss adjustment expenses - current year	(42.0)	(65.4)	(214.4)	(399.2)
Loss and loss adjustment expenses - prior year	24.3	32.2	75.7	104.1
Acquisition costs	(19.7)	(21.6)	(80.5)	(83.9)
General and administrative expenses	(38.0)	(30.7)	(137.1)	(102.0)
Underwriting income	79.4	49.3	216.9	47.5

Net investment income	21.3	18.6	81.0	86.4
Other revenue	—	(0.9)	0.5	0.9
Interest and other financing expenses	(6.5)	(6.6)	(26.3)	(26.8)
Other non-underwriting expenses	—	(3.1)	(0.2)	(11.9)
Net income attributable to noncontrolling interest in Blue Ocean	—	—	—	(1.9)
Income tax provision	(0.1)	(1.0)	(1.1)	(1.1)
Operating income (1)	94.1	56.3	270.8	93.1

Net realized investment gains (losses) (2)	23.9	(49.7)	30.8	(71.7)
Net unrealized investment gains (losses) (2)	(11.9)	(62.2)	159.1	(171.4)
Net foreign exchange gains (losses) (2)	(1.4)	7.9	(3.1)	3.5
Gain on early extinguishment of debt	—	—	5.9	—
Excess of fair value of acquired assets over cost - Blue Ocean	—	—	—	1.0
Net income (loss) attributable to the Company	104.7	(47.7)	463.5	(145.5)

Change in value of Symetra Financial Corporation	(1.4)	2.6	(0.5)	0.9
Change in foreign currency translation	(0.3)	(6.2)	0.8	(6.3)
Comprehensive income (loss)	$103.0	$(51.3)	$463.8	$(150.9)

Earnings (loss) per share:

Operating income per share (1)	$1.12	$0.67	$3.13	$1.08
Earnings (loss) per share	1.25	(0.57)	5.36	(1.69)
Comprehensive income (loss) per share	1.23	(0.61)	5.36	(1.75)

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	27.1%	48.6%	37.4%	75.5%
Prior year	-15.7%	-23.9%	-13.2%	-19.7%
Loss and loss adjustment expense ratio	11.4%	24.7%	24.2%	55.8%
Expense ratio	37.3%	38.7%	38.0%	35.2%
Combined ratio	48.7%	63.4%	62.2%	91.0%

(1) Excludes net investment and foreign exchange gains and losses, early extinguishment of debt and extraordinary items.

(2) Includes net gains and losses on related derivative instruments.